Exhibit 10.18

August 8, 2010

Mr. Shane Evans

4445 Melody Ranch Dr

Jackson WY 83001

Dear Shane,

Summit Materials, LLC is pleased to offer you the position of Regional President Western Division subject to completion of satisfactory reference checks. This is an exempt position reporting directly to me. Your beginning pay rate will be $350,000 per annum, with a potential of up to 60% bonus of your base pay. This bonus will be based on goals and objectives that you and I jointly agree upon. You are also entitled to a $1,000 per month car allowance. Upon commencement of employment you will receive a signing bonus of $150,000. Your starting date will be August 16, 2010 and you will have a performance review each year. You are entitled to a benefit package that cover medical, dental, vision and a 401K plan, details of which will be provided to you upon your start date. You will be entitled to a three week vacation per year as well as the following holidays that the company observes:

New Years Day	Independence Day	Day after Thanksgiving
Martin Luther King Day	Labor Day	Christmas Day
Memorial Day	Thanksgiving Day	Day after Christmas

When taking your vacation, we expect you will coordinate your schedule with the team to make sure that all ongoing projects are covered during your absence.

This letter is a confirmation of an employment offer and should not be construed as an employment contract. Summit Materials subscribes to a binding arbitration process for the settlement of employment disputes.

Upon acceptance, we will provide you with new-hire paperwork and an I-9 form, which is required by the government to verify employment eligibility. Noted on the back of the I-9 are lists of acceptable documents for this purpose, see attached. The appropriate documents must be presented when you report to work, since we will be unable to process your employment paperwork without them. Please sign and return this letter for our files.

Shane Evans

August 8, 2010

If you have any further questions, please call me at 202-503-2457

Shane, we at Summit Materials are excited about our future and we hope to share that opportunity with you.

Sincerely,

Tom Hill

Chief Executive

TH/ald

Attachment

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AGREED and ACCEPTED:

/s/ M. Shane Evans
M. Shane Evans	Date

Social Security Number